SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form SB-2

Amendment No. ~~1~~2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

File No. 333-47280

NBOG BANCORPORATION, INC.
(Name of Small Business Issuer in its Charter)
Georgia (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	58-2554464 (IRS Employer Identification Number)

1294 West Ridge Road, Suite E, Gainesville, Georgia 30501, (770) 297-8060
(Address and telephone number of principal executive offices and principal place of business)
Gary H. Anderson NBOG Bancorporation, Inc. 1294 West Ridge Road, Suite E Gainesville, Georgia 30501 (770) 297-8060	COPIES TO:	Daniel D. Dinur, Esq. Dinur & Associates, P.C. One Lakeside Commons 990 Hammond Drive, Suite 760 Atlanta, Georgia 30328 (770) 395-3170

(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee
Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock No par value	$10,000,000	$10.00	$10,000,000	$2,640.00

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(A), may determine.

1,000,000 SHARES
NBOG BANCORPORATION, INC.

a Proposed Bank Holding Company for

THE NATIONAL BANK OF GAINESVILLE (PROPOSED)

COMMON STOCK

________________________

NBOG Bancorporation, Inc. ("NBOG") is offering shares of our common stock to organize The National Bank of Gainesville ("NBG Bank"), a proposed national bank ~~("NBG Bank")~~. We will be the holding company and sole shareholder of NBG Bank.

Public market or exchange: None			Escrow agent: the Bankers Bank, Atlanta, Georgia
Public Price Proceeds to Us	Per Share $10.00 $10.00	Total (Minimum) $6,250,000 $6,250,000	Total (Maximum) $10,000,000 $10,000,000

The escrow agent will hold the subscription proceeds until:

  we receive subscriptions for at least 625,000 shares of common stock, and the state and federal regulatory agencies preliminarily approve our and the NBG Bank's applications to become a bank holding company and a national bank.

We plan to end the offering on May 31, 2001, unless we decide to end it sooner or extend it to November 30, 2001. If we are unable to sell 625,000 shares of common stock or unable to secure all necessary regulatory approvals, the escrow agent will promptly return all subscription proceeds to investors, without interest.

An investment in shares of our common stock involves significant risk, including, but not limited to, the absence of an established trading market because we are a new company. We urge you to read carefully the "Risk Factors" section beginning on page 4, along with the rest of this prospectus, before you make any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This offering is not being underwritten and all sales are being made exclusively on a best efforts basis by our directors and executive officers who will receive no commissions on the sales.

The date of this prospectus is _______________, 2000.

SUMMARY INFORMATION

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the detailed information you should consider before investing in the common stock. You should read carefully the entire prospectus, including the risk factors and financial statements.

NBOG and NBG Bank
Offices:	NBOG Bancorporation, Inc., 1294 West Ridge Road, Suite E, Gainesville, Georgia 30501, telephone (770) 297-8060.
Our business:

We are a newly formed bank holding company. Our business will be to own the shares of a newly-chartered national bank to be located in Gainesville, Hall County, Georgia, that will be called The National Bank of Gainesville ~~("NBG Bank")~~. NBG Bank will operate as a typical community bank, offering general commercial banking services to medium to small businesses and middle class customers in Hall County.

Our history and immediate future plans:

NBOG was organized on June 20, 2000. On September 25, 2000, NBG Bank filed an application for a charter to be granted by the Office of the Comptroller of the Currency and an application for insurance of its deposits to be issued by the Federal Deposit Insurance Corporation. Once the charter is granted and insurance is issued, NBG Bank will apply to the Board of Governors of the Federal Reserve System and to the Georgia Department of Banking and Finance for authority to become a bank holding company.

We hope to secure all regulatory approvals by the end of February 2001. At that point, if at least the minimum (625,000) number of shares are sold, NBG Bank will erect a modular banking building on a lot at the corner of Pearl Nix Extension and Dorsey Street, Gainesville, Georgia, from which we intend to commence operations on or about May 1, 2001.

On this lot, we will construct NBG Bank's main banking facility and NBOG's headquarters, which we intend to open for business on or about May 1, 2002. We currently have an option to purchase this lot for $225,000.

The organizers and management:

NBOG was incorporated by GSB LLC, which in turn was organized by nine businesspersons residing and doing business in Hall County, Georgia, and which merged into NBOG on August 18, 2000. These organizers guaranteed a $500,000 line of credit from The Bankers Bank to NBOG on August 31, 2000. NBOG is using advances from this line of credit to pay expenses relating to this offering and to the organization and preopening of NBOG and NBG Bank. The nine organizers have agreed to serve as the initial directors of NBOG and NBG Bank, and will not be compensated for their services until NBG Bank becomes profitable on a cumulative basis. For the names of and biographical information about the organizers, see " Management--Proposed Directors and Executive Officers," on page 17.

If the offering is unsuccessful, the organizers will be obligated to repay the line of credit. In recognition of this financial risk and their willingness to serve as directors without pay until NBG Bank becomes profitable on a cumulative basis, NBOG has granted the organizers warrants to purchase shares of NBOG's common stock. The warrants will vest over three years beginning with the date NBG Bank opens for business. See, "Certain Relationships and Related Transactions," on page 21.

One of the organizers, Gary H. Anderson, who has more than 26 years of banking experience, will serve as the President and Chief Executive Officer of NBOG and NBG Bank. As part of his incentive compensation, Mr. Anderson has been granted options to purchase 12,000 shares of NBOG's common stock over five years beginning on the first day of the fiscal year in which NBG Bank becomes profitable on a cumulative basis. See, "Executive Compensation - Employment Agreement," on page 20.

The Offering
Securities offered	1,000,000 shares of common stock and 87,500 warrants to purchase one share of common stock.
Shares outstanding at August 31, 2000	20 shares issued to Gary H. Anderson and Philip W. Moery, two of the organizers. NBOG will redeem these shares at their original cost of $200 upon the successful completion of the minimum offering.
Shares to be outstanding after the offering	625,000 shares, if the minimum offering is sold, 1,000,000 shares, if the maximum offering is sold.
Total public price	$6,250,000, if the minimum offering is sold, or $10,000,000 if the maximum offering is sold.
Estimated offering expenses	$150,000
Net proceeds	$6,100,000, if the minimum offering is sold or $9,850,000 if the maximum offering is sold.
Plan of Distribution	Our directors and executive officers will sell the shares without commission.
Intention by the organizers to buy shares	The organizers intend to buy a total of 87,500 shares and, in connection with their subscription therefor, they will be issued warrants to purchase in the aggregate an additional 87,500 shares.
Terms of the offering

You will subscribe for the shares by sending the purchase price therefor to an escrow agent retained by us. The offering will terminate and all subscription funds will be returned by the escrow agent to the subscribers without interest if we have not sold the minimum of 625,000 shares by May 31, 2001. We may, however, extend this deadline, but not beyond November 30, 2001. The minimum investment by one subscriber is 100 shares and the maximum investment is 4.9% of the total shares outstanding after the offering, except that the 4.9% maximum limit may be increased with the consent of 75% of the members of the Board of Directors.

Use of Proceeds

We will use the proceeds of the offering as follows:

  Pay the offering expenses;

  To repay the line of credit guaranteed by the organizers;

  To capitalize NBG Bank; and

  To add to the working capital of NBOG.

If the ultimate net proceeds of the offering, after paying organizational and offering expenses and $100,000 in working capital retained by NBOG, are greater than $6,000,000, then we will add 80% of the excess, over $6,000,000 to the working capital of NBG Bank and the remaining 20% to the working capital of NBOG.

RISK FACTORS

Investing in NBOG's shares is very risky. You should invest only if you determine that you can bear a complete loss of your investment. In your determination, you should carefully consider the following factors, among others:

~~Possible Overpayment for Shares.~~

~~We fixed the offering price at $10.00 per share on the basis of the start-up capital needs of NBG Bank and offering prices of other newly-organized bank holding companies. This price bears no relationship to assets, book value, earnings or other established criteria of value. As a result, you may be overpaying for the shares.~~

Because the offering price cannot be supported by historical results of operations, you may be overpaying for your shares.

We fixed the offering price at $10.00 per share on the basis of the start-up capital needs of NBG Bank and offering prices of other newly-organized bank holding companies. This price bears no relationship to assets, book value, earnings or other established criteria of value. As a result, you may be overpaying for the shares.

~~New Enterprise with No Established Operating History.~~

~~NBOG, the issuer of the shares, is a new business whose success will depend on NBG Bank's operations. NBG Bank is also a new business that will be successful only if the difference between the income earned on loans and investment securities and from fees minus the interest paid on deposits and other sources of funds and general operating expenses is a positive difference. Losses are likely to occur for at least the first full year of operations.~~

 ~~Possible Competitive Disadvantage. Riskier Customer Base. Sensitivity to External Events Beyond Our Control. Dependence upon Experienced Personnel.  Delay of Profitability.~~	

~~In order to create and maintain this positive difference, commonly called "spread," NBG Bank will have to contend with the following:~~

  ~~As a new bank in an established market, NBG Bank will be competing for deposits with many older financial institutions. These institutions may have competitive advantages over NBG Bank because they have greater capitalization and other resources and they can offer potential depositors higher lending limits and certain services that NBG Bank may not be able to offer. We can offer you no assurance that NBG Bank will be successful in attracting the deposits it will need to sustain its growth.~~

  ~~By the same token, as a new bank, NBG Bank will be competing for loan business with older and larger financial institutions. Unlike these institutions, NBG Bank will be creating lending relationships with customers seeking to establish new banking relationships and without a previous history with NBG Bank. Moreover, small to medium businesses and middle-class individual businesses will, by and large, have less capacity than large businesses or more wealthy individuals to repay loans in the event of an economic downturn or other adversity. For all these reasons, it will be several years before the quality of NBG Bank's loan portfolio can be fully evaluated and we can offer you no assurance that NBG Bank will not incur excessive loan losses.~~

  ~~The spread earned by NBG Bank will be materially affected not only by trends in the economy of its primary source area, Hall County, Georgia, but also national and international trends and fluctuations. For example, factors such as interest rates and money supply policies of the Federal Reserve, inflation, recession, unemployment, natural resource prices and policies, international conflicts and other factors beyond NBG Bank's control may adversely affect that spread.~~

  ~~Success in a commercial banking business is particularly dependent on employing experienced and service-oriented personnel at all levels. We intend and are already making efforts to hire experienced lending and operations officers, but have no assurance that we can staff NBG Bank with appropriate personnel when NBG Bank opens for business. We do have an employment agreement with a very experienced banker, Gary H. Anderson, who is one of the organizers and our President and Chief Executive Officer.~~

  ~~We do not expect to be profitable on a current basis over an entire year until at least the second full year of operations.~~

~~NBG Bank will be a so-called "community" bank. In other words, we will exploit personal contacts by our directors, officers and our shareholders, as well as appropriately focused advertising and promotional activities, to appeal to businesses and individuals in search of the personalized services likely to be offered by an independent, locally-owned and headquartered commercial bank. Our overall identity as a community financial institution should allow us to compete effectively and profitably in spite of the factors listed immediately above. However, we cannot assure you that we will ultimately be successful.~~

Because we are a new enterprise with no established operating history, it is more difficult to evaluate prospects for profitability.

NBOG, the issuer of the shares, is a new business whose success will depend on NBG Bank's operations. NBG Bank is also a new business that will be successful only if the difference between the income earned on loans and investment securities and from fees minus the interest paid on deposits and other sources of funds and general operating expenses is a positive difference. Because there is no operating history to assess, it is more difficult to evaluate NBG Bank's ability to be profitable in the future.

We will be competing with older established banks which may undermine our ability to be profitable.

We may be dealing with unfamiliar smaller borrowers with higher credit risk leading to excessive loan losses and reduced profitability.

Our ability to be profitable may hinge upon external events beyond our control.

Our ability to be profitable will depend upon retaining experienced personnel.

We do not expect to be profitable until the second full year of operations.

.

In order to create and maintain this positive difference, commonly called "spread," NBG Bank will have to contend with the following:

  As a new bank in an established market, NBG Bank will be competing for deposits with many older financial institutions. These institutions may have competitive advantages over NBG Bank because they have greater capitalization and other resources and they can offer potential depositors higher lending limits and certain services that NBG Bank may not be able to offer. We can offer you no assurance that NBG Bank will be successful in attracting the deposits it will need to sustain its growth.

  By the same token, as a new bank, NBG Bank will be competing for loan business with older and larger financial institutions. Unlike these institutions, NBG Bank will be creating lending relationships with customers seeking to establish new banking relationships and without a previous history with NBG Bank. Moreover, small to medium businesses and middle-class individual businesses will, by and large, have less capacity than large businesses or more wealthy individuals to repay loans in the event of an economic downturn or other adversity. For all these reasons, it will be several years before the quality of NBG Bank's loan portfolio can be fully evaluated and we can offer you no assurance that NBG Bank will not incur excessive loan losses.

  The spread earned by NBG Bank will be materially affected not only by trends in the economy of its primary source area, Hall County, Georgia, but also national and international trends and fluctuations. For example, factors such as interest rates and money supply policies of the Federal Reserve, inflation, recession, unemployment, natural resource prices and policies, international conflicts and other factors beyond NBG Bank's control may adversely affect that spread.

  Success in a commercial banking business is particularly dependent on employing experienced and service-oriented personnel at all levels. We intend and are already making efforts to hire experienced lending and operations officers, but have no assurance that we can staff NBG Bank with appropriate personnel when NBG Bank opens for business. We do have an employment agreement with a very experienced banker, Gary H. Anderson, who is one of the organizers and our President and Chief Executive Officer.

  Losses are likely to occur for at least the first full year of operations. We do not expect to be profitable on a current basis over an entire year until at least the second full year of operations.

NBG Bank will be a so-called "community" bank. In other words, we will exploit personal contacts by our directors, officers and our shareholders, as well as appropriately focused advertising and promotional activities, to appeal to businesses and individuals in search of the personalized services likely to be offered by an independent, locally-owned and headquartered commercial bank. Our overall identity as a community financial institution should allow us to compete effectively and profitably in spite of the factors listed immediately above. However, we cannot assure you that we will ultimately be successful.

~~No Assurance of Active Trading Market.~~

~~Your shares will be freely transferable. However, we are a new company without a public market for its shares and we do not expect an active trading market for the shares to be developed for at least one year after the offering. As a result, if you desire to sell your shares you may be required to locate a buyer on your own and may not be able to do so.~~

We offer no assurance of an active trading market to sell your shares.

Your shares will be freely transferable. However, we are a new company without a public market for its shares and we do not expect an active trading market for the shares to be developed for at least one year after the offering. As a result, if you desire to sell your shares you may be required to locate a buyer on your own and may not be able to do so.

~~Possible Differences in Overall Interests Between Management And Shareholders; Yet, NBOG May be Ultimately Controlled by Management~~

~~Your interests as an investor in NBOG may be different from NBOG's management. Yet, management will exercise significant control over the selection of the Board of Directors and NBOG's policies. They will be able to exercise control because after the offering the officers and directors will own between 8.75% and 14.00% of the total shares outstanding, depending on the number of shares sold in the offering, and the organizers (all of whom are also directors) could, through the exercise of their warrants, acquire an additional 87,500 shares.~~

Possible differences in overall interests between management and shareholders, with the management controlling final decisions, may impinge upon your influence as shareholders.

Your interests as an investor in NBOG may be different from NBOG's management. Yet, management will exercise significant control over the selection of the Board of Directors and NBOG's policies. They will be able to exercise control because after the offering the officers and directors will own between 8.75% and 14.00% of the total shares outstanding, depending on the number of shares sold in the offering, and the organizers (all of whom are also directors) could, through the exercise of their warrants, acquire an additional 87,500 shares.

~~Obstacles to Change of Control Which May Deprive Investors of Premium Sale Prices for Their Shares~~	

~~Our Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include:~~

  ~~The power vested in the Board of Directors to fix the terms of any preferred stock in its sole discretion;~~

  ~~Staggered terms for the directors where only a third of them stands for re-election in any given year; and~~

  ~~The requirement that two-thirds of the shareholders approve mergers and similar transactions, amendments to the Articles of Incorporation and Bylaws and removal of directors.~~

~~These provisions may discourage non-negotiated takeover attempts which you might consider to be in your best interest. They will also tend to perpetuate management. See, "Certain Provisions of the Articles of Incorporation and Bylaws," on page 24."~~

It will be difficult for anybody to take control over NBOG, thus, possibly depriving you of an opportunity to receive premium sale prices for your shares.

Our Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include:

  The power vested in the Board of Directors to fix the terms of any preferred stock in its sole discretion;

  Staggered terms for the directors where only a third of them stands for re-election in any given year; and

  The requirement that two-thirds of the shareholders approve mergers and similar transactions, amendments to the Articles of Incorporation and Bylaws and removal of directors.

These provisions may discourage non-negotiated takeover attempts which you might consider to be in your best interest. They will also tend to perpetuate management. See, "Certain Provisions of the Articles of Incorporation and Bylaws," on page 24."

~~Dilution and Obstacles for Potential Acquirers.~~

~~NBOG does not have preemptive rights. This means that you will not be entitled to buy additional shares if shares are bought by others. Furthermore, stock options will be granted to Gary H. Anderson and, under NBOG's 2000 Stock Option Plan, options to purchase up to that number of shares which is equal to 20% of the shares sold in this offering may be granted employees, officers or directors in the future. As a result, when the organizers exercise their warrants and employees, officers or directors exercise their stock options, your interest in NBOG will be diluted. Also, because potential acquirers would have to pay more for the total stock of NBOG due to the warrants and options, they might be discouraged from making the acquisition.~~

Your investment may be diluted.

NBOG does not have preemptive rights. This means that you will not be entitled to buy additional shares if shares are bought by others. Furthermore, stock options will be granted to Gary H. Anderson and, under NBOG's 2000 Stock Option Plan, options to purchase up to that number of shares which is equal to 20% of the shares sold in this offering may be granted employees, officers or directors in the future. As a result, when the organizers exercise their warrants and employees, officers or directors exercise their stock options, your interest in NBOG will be diluted. Also, because potential acquirers would have to pay more for the total stock of NBOG due to the warrants and options, they might be discouraged from making the acquisition.

~~Ability to Pay Dividends is Limited.~~

~~NBOG can only pay dividends if it receives dividends from NBG Bank and there will be regulatory restrictions on the amount of dividends NBG Bank can pay. See, "Dividends," on page 10. Also, we intend to preserve capital to facilitate growth and expansion. As a result, you should not expect receiving dividends in the immediate future.~~

Our ability to pay dividends to you is limited.

NBOG can only pay dividends if it receives dividends from NBG Bank and there will be regulatory restrictions on the amount of dividends NBG Bank can pay. See, "Dividends," on page 10. Also, we intend to preserve capital to facilitate growth and expansion. As a result, you should not expect receiving dividends in the immediate future.

No Assurance of Final Regulatory Approvals.

NBG Bank requires regulatory approval from the Office of Comptroller of the Currency and the FDIC, and NBOG requires regulatory approvals from the Federal Reserve and the Georgia Department before commencement of banking operations. These final approvals are not assured, and in the event they are not obtained, NBG Bank will not begin operations and all subscription proceeds received will be returned to investors from an escrow account, albeit without interest. The organizers will be still liable for the amount of the loans drawn against their guarantee of a $500,000 line of credit to NBOG.

~~We have no assurance of final regulatory approvals.~~

~~NBG Bank requires regulatory approval from the Office of Comptroller of the Currency and the FDIC, and NBOG requires regulatory approvals from the Federal Reserve and the Georgia Department before commencement of banking operations. These final approvals are not assured, and in the event they are not obtained, NBG Bank will not begin operations and all subscription proceeds received will be returned to investors from an escrow account, albeit without interest. The organizers will be still liable for the amount of the loans drawn against their guarantee of a $500,000 line of credit to NBOG.~~

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations," and "Proposed Business of NBOG and NBG Bank" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the competitiveness of the banking industry, potential regulatory obligations, our strategies, statistics about the growth of Gainesville and Hall County, Georgia, and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things:

    Risks associated with starting a new business;
    A potential delay in beginning operations;
    Our dependence on our directors and key personnel;
    The potential adverse effect of competition;
    Interest rate risks;
    The potential adverse effect of unpredictable economic conditions;
    Potential limitations on growth resulting from low lending limits; and
    Other factors discussed under "Risk Factors."

THE OFFERING

Terms of the Offering

The expiration date of the offering is May 31, 2001. We may extend the expiration date for up to two 90-day periods, without notice to subscribers, but not beyond November 30, 2001.

The offering will terminate if by the expiration date at least 625,000 shares, representing the minimum offering, have not been subscribed to or if all necessary regulatory approvals have not been obtained. We reserve the right to terminate the offering before the expiration date even if the maximum offering of 1,000,000 shares has not been subscribed for as long as the 625,000 minimum number of shares are subscribed for.

Because NBOG is a newly formed company without any operating history, we could not set the per share public offering price with reference to historical measures. Accordingly, the per share offering price of the shares was determined on the basis of the start-up capital needs of NBG Bank and offering prices of other newly-organized bank holding companies, and without reference to traditional criteria for determining stock value. The price per share was set to enable NBOG to raise gross proceeds of between $6,250,000 and $10,000,000.

All subscription proceeds will be deposited in an escrow account with The Bankers Bank, as escrow agent.

NBG Bank requires regulatory approvals from the Office of the Comptroller of the Currency and the FDIC and NBOG requires regulatory approvals from the Federal Reserve and the Georgia Department before NBG Bank may commence banking operations. These regulatory approvals generally are conditioned upon satisfaction of certain post-approval conditions, the most relevant of which is that NBG Bank's main banking facility be constructed and opened for business within one year after its charter is approved. We believe that all these conditions will be satisfied within six months following the release of subscription proceeds from the escrow account. Thus, we will not ask that subscription proceeds be released to us by the escrow agent not only until subscriptions proceeds of at least $6,250,000 are received, but also unless we are satisfied that all post-approval conditions can be met within a six-month period.

The organizers intend to subscribe for at least 87,500 shares. The organizers may, but are not obligated to, purchase additional shares if necessary to complete the minimum offering. No warrants will accompany these additional shares. No subscriber will be permitted to purchase in the offering an amount of shares that would exceed 4.9% of the total number of shares outstanding upon completion of the offering, unless this limitation is waived by action of 75% of the members of the Board of Directors.

Interest earned on all subscription proceeds will be kept by us whether or not subscriptions are accepted or rejected or the minimum offering is completed.

As stated below, all subscribers' checks must be made payable and sent to the escrow agent. We will immediately transmit all subscribers' checks received by us to the escrow agent.

Method of Subscription

The minimum subscription is 100 shares or $1,000, but we reserve the right to accept subscriptions for less than the minimum subscription. In order to purchase shares, you must:

    Complete and sign the subscription agreement accompanying this prospectus;

    Make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "NBOG Bancorporation, Inc. Escrow Account;" and

    Deliver the subscription agreement, in person or by mail, together with full payment for the purchase price, to The Bankers Bank, as escrow agent.

The escrow agent will invest subscription proceeds in short-term, interest- bearing government securities or bank certificates of deposit until released from the escrow account. The escrow agent, by accepting appointment, in no way endorses the purchase of shares by any person.

The rights and obligations of NBOG and the escrow agent are contained in the Escrow Agreement, effective as of September 29, 2000.

Subscription Acceptance

Subscriptions are not binding until accepted by us. Deposit of funds in the escrow account until the satisfaction of the conditions listed above will not be considered an acceptance of the subscription to which the funds relate. We reserve the right to accept or reject subscriptions, in whole or in part, in our sole discretion. This permits us to refuse to sell shares to any person submitting a subscription agreement or to accept part but not all of a subscription so that a subscriber might ultimately be issued fewer than the full number of shares for which he or she subscribes. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which subscriptions are received and a subscriber's potential to do business with, or to refer customers to, NBG Bank.

In the event we reject all or a part of your subscription, the escrow agent will refund by mail all or the appropriate portion of the amount paid in by you with the subscription, without interest, promptly after the rejection. In the event we do not receive all of the regulatory approvals, all subscription proceeds will be returned promptly by mail in full without interest. All costs and expenses of the offering and of organizing NBOG and NBG Bank over and above the interest earned on subscription proceeds, will be borne by the organizers if all subscriptions are canceled.

We will issue and mail certificates representing the shares as soon as practicable after subscription proceeds are released from the escrow account.

Use of Proceeds

We have been funding organizational expenses and offering expenses from advances from the $500,000 line of credit extended to us by The Bankers Bank. This pre-opening loan has been guaranteed, jointly and severally, by the organizers and has replaced a $500,000 loan from The Bankers Bank to GSB LLC made on July 20, 2000. As of August 31, 2000, the outstanding balance of the pre-opening loan was $91,500. We will continue to incur offering , organizational and pre-opening expenses through the date of the completion of the offering and release of subscription proceeds from escrow. We expect that the balance of the pre-opening loan will be at $474,161 as of the date the offering is completed.

The following presentation of use of proceeds of the offering assumes that all the regulatory approvals are received by us and the offering proceeds are released from escrow and NBG Bank is capitalized on April 30, 2001.
Minimum Offering	Maximum Offering
Net offering proceeds $6,250,000	$10,000,000
Anticipated use of proceeds by NBOG: Offering expenses 150,000[1] Working capital 100,000 Capitalization of NBG Bank through purchase of common stock of NBG Bank 6,000,000	150,000[1] 850,000 9,000,000
Total $6,250,000	$10,000,000

Anticipated use of capital by NBG Bank:
Organizational and pre-opening expenses 324,161[2]
Purchase of land for bank building 225,000[2]
Installation of modular building together with furniture,
fixtures and equipment 235,600[2]
Working capital 5,215,239

324,161[2] 225,000[2] 235,600[2] 8,215,239
Total $6,000,000	$9,000,000

1 Offering expenses consist of various filing fees, printing expenses, marketing consultant's fees, escrow agent fees, and accounting and legal fees and expenses.

2 The organizational and pre-opening expenses of NBG Bank are estimated to be $324,161. These expenses consist of salaries and benefits, interest with respect to the pre-opening loan, bank consultant's fees, marketing and travel expenses, rent, utilities and telephone expense and cost of supplies. Purchase of land for bank facility of $225,000 is equal to the purchase price for NBG Bank site as reflected in the option. The cost of installing and maintaining the modular bank building for one year is estimated at $65,600 and the cost of the furniture, fixtures and equipment to be placed in such building is estimated at $170,000. If we have to exercise the option to purchase the land for the bank building prior to release of the offering proceeds from escrow, we will finance the purchase by means of a separate, six-month, secured loan from The Bankers Bank, at prime minus .5%.

Note that some of the expenses and costs of both NBOG and NBG Bank will have been incurred before the subscription proceeds are released to us and NBG Bank is capitalized. These expenses and costs will have been funded by us from the pre-opening loan. In reality, therefore, when the proceeds are released from escrow and NBG Bank is capitalized, an appropriate amount of proceeds will be used to repay the pre-opening loan.

We intend to use the working capital of NBOG as estimated in the table above primarily as a source to add to the working capital of NBG Bank whenever an addition may be necessary. We will also use it to pay professional fees, licensing fees, office expenses and, if we complete the maximum offering, for possible future acquisitions.

The above table contains estimates only and assumes that NBG Bank will be open on May 1, 2001. A change in that date and other circumstances on which the assumptions underlying these estimates have been based may cause the actual use of proceeds to vary from these estimates.

CAPITALIZATION

The following table shows our capitalization as of August 31, 2000 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 625,000 and 1,000,000 shares, respectively, of common stock in the offering.

The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, does not include shares of common stock issuable upon the exercise of warrants or pursuant to options that have been or may be granted under our 2000 Stock Option Plan or otherwise. For additional information regarding the number and terms of these warrants and options, see "Certain Relationships and Related Transactions," on page 21.
	As Adjusted
Actual	Minimum Offering	Maximum Offering
Short-term debt $91,500	$0	$0
Shareholders' Equity
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued outstanding 0	0	0
Common stock, no par value; 50,000,000 shares authorized; 20 shares issued ($10.00 each) and outstanding (625,000 (minimum) and 1,000,000 (maximum) issued and outstanding as adjusted (1). 200	6,100,000	9,850,000
Stock subscription receivable (200)	0	0
Accumulated deficit (2)(3) (46,862)	(324,161)	(324,161)
Total shareholders' equity $(46,862)	$5,775,839	$9,525,839
Book value per share(4) N/A	$9.24	$9.53

(1) The organizational and offering expenses will be charged against this account. We estimate that these expenses will be $150,000. See, "Use of Proceeds" on page 8.

(2) The "Actual" accumulated deficit reflects offering, organizational and pre-opening expenses incurred through August 31, 2000, consisting primarily of salaries and employee benefits and professional and licensing fees.

(3) The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $324,161 incurred through NBG Bank's target opening date (at the modular facility) on May 1, 2001. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.76 (in case of minimum offering) and $.47 (in case of maximum offering), resulting from recognition of the organizational and pre-opening expenses and charging the offering expenses against additional paid-in capital.

DIVIDENDS

We will initially have no source of income other than dividends that NBG Bank pays to us. Our ability to pay dividends to our shareholders will therefore depend on NBG Bank's ability to pay dividends to us. Bank holding companies and banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we plan to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we become profitable and recover any losses incurred. Additionally, our future dividend policy will depend on the earnings, capital requirements, financial condition of NBOG and NBG Bank and on other factors that our Board of Directors considers relevant.

Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of NBG Bank or NBOG, that the payment of dividends would be an unsafe or unsound practice and prohibit dividend payment. See "Supervision and Regulation -- Payment of Dividends," on page 27.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND PLAN OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements," on page F-1.

We were incorporated on June 20, 2000 to serve as a holding company for a proposed national bank. Since our incorporation, our focus has been on seeking, interviewing, and selecting our directors and officers, applying for a national bank charter, applying for FDIC deposit insurance, applying to become a bank holding company, and raising equity capital through this offering.

Our operations from November 2, 1999, the date GSB LLC was formed, through the close of the offering have been and will continue to be funded through a credit line that our organizers, first acting through GSB LLC, secured through The Bankers Bank. The total amount available on the line of credit is $500,000. As of August 31, 2000, the total amount of the credit line outstanding was $91,500. This loan, which has been guaranteed by the organizers, bears interest at the prime rate minus .50% and is due on August 31, 2001.

From November 2, 1999 to August 31, 2000, the net loss amounted to $46,862. The estimated net loss from November 2, 1999 through April 30, 2001, the anticipated opening date of NBG Bank (at the modular facility), is $324,161, which is attributable to the following estimated expenses:

Salaries and benefits (estimated through NBG Bank's target opening date in the second quarter of 2001)	$233,943
Professional fees	62,100
Other pre-opening expenses	28,118
$324,161

NBOG has an option to purchase for $225,000 an undeveloped parcel of 1.03 acres located at the corner of Pearl Nix Extension and Dorsey Street, Gainesville, Georgia 30501. If necessary, NBOG will finance this purchase through a separate, six-month secured loan from The Bankers Bank. It will not begin the installation of the modular bank building or the construction of a permanent bank facility on the site until the successful completion of the minimum offering.

Liquidity and Interest Rate Sensitivity

Because we have been in the organizational stage, there are no results to present at this time. Nevertheless, once NBG Bank begins operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that re-pricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalance in these re-pricing opportunities at any point in time constitutes interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-earning and interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize NBG Bank's overall interest rate risks.

We will evaluate regularly the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources, and liquidity. To manage effectively the balance sheet's liability mix, we plan to focus on establishing and expanding our deposit base and converting assets to cash as necessary.

As NBG Bank continues to grow, we will regularly structure our rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. NBG Bank's Asset and Liability Management Committee will meet on a quarterly basis to develop a strategy for the upcoming period. The committee's strategy will include anticipating future interest rate movements.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new depositors. NBG Bank's ability to maintain and increase deposits will serve as our primary source of liquidity.

We know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in NBG Bank's liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.

Capital Adequacy

There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt, and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of NBG Bank, as a newly chartered bank, and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

In addition, the Federal Reserve, the Office of the Comptroller of the Currency, and the FDIC have established a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, banks would report all items on the balance sheet, as well as off-balance sheet items, according to maturity, re-pricing dates, and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors and weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine the bank's sensitivity to various rising and falling interest rate scenarios.

We believe that the net proceeds of this offering will satisfy our cash requirements for an indefinite period following the opening of NBG Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate NBOG or NBG Bank over the next five years. Should NBG Bank experience more rapid growth or higher loan losses than anticipated in its start-up period, additional capital might be required. For additional information about planned expenditures, see "Use of Proceeds," on page 8. For additional information about our plan of operations, see "Proposed Business of NBOG and NBG Bank," which follows.

PROPOSED BUSINESS OF NBOG AND NBG BANK

Background

NBOG. We were incorporated as a Georgia corporation on June 20, 2000, to serve as a bank holding company for NBG Bank. Depending on whether we succeed in selling the minimum or maximum offering, we plan to use between $6,000,000 to $9,000,000 of the proceeds of this offering to capitalize NBG Bank. In return, NBG Bank will issue all of its common stock to us, and we will be NBG Bank's sole shareholder. Initially, NBG Bank will be our sole operating subsidiary. We will apply to the Federal Reserve and the Georgia Department for prior approval to become a bank holding company. If these agencies grant the necessary approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect, and the Georgia Bank Holding Company Act upon our purchase of NBG Bank's common stock. See "Supervision and Regulation -- General" on page 26.

We have chosen this organizational structure to make it easier for NBG Bank to serve our future customers. The holding company structure will provide flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services. The holding company structure will also make it easier for us to raise capital for NBG Bank because we will be able to borrow money secured by our stock. The proceeds of debt that NBOG incurs can be invested in NBG Bank as Tier 1 capital.

NBG Bank. We filed applications on behalf of NBG Bank with the Office of the Comptroller of the Currency and with the FDIC on September 25, 2000, for authority to organize as a national bank with federally insured deposits. NBG Bank will not be authorized to conduct its banking business until it obtains a charter from the Office of the Comptroller of the Currency. The issuance of the charter will depend, among other things, upon NBG Bank's receipt of at least $6,000,000 in capital from us and upon compliance with other standard conditions expected to be imposed by the FDIC and the Office of the Comptroller of the Currency. These conditions are generally designed to familiarize NBG Bank with certain operating requirements and to prepare us to begin business operations. The Office of the Comptroller of the Currency requires that a new national bank obtain a charter and open for business within 18 months after receipt of preliminary approval from the Office of the Comptroller of the Currency.

Market Opportunities

NBG Bank will primarily serve the Northeast Georgia market of Hall County, including Gainesville and five smaller municipalities. Hall County has a population of approximately 120,000 and encompasses 392 square miles. Lake Lanier, a man-made lake with 607 miles of shoreline, forms the County's western boundary. Gainesville, the County seat, is situated approximately 50 miles northeast of Atlanta and 100 miles southwest of Greenville, South Carolina. Despite its proximity to these two metropolitan areas, Hall County maintains its own identity as a regional center for shopping, medical services, education and manufacturing.

Hall County's aggregate annual personal income of $1.5 billion ranks it as the wealthiest non-metropolitan county in Georgia and the 27th wealthiest in the nation according to American Demographics magazine and the United States Bureau of Economic Analysis. It is noted for its low cost-of-living, competitive housing market, easily-accessible transportation systems, low tax rates and quality work force. Agriculture, especially poultry-related products and services, has historically dominated Hall County's economy, but the industry mix is rapidly diversifying due to tourism development around Lake Lanier and the construction of several industrial parks. Currently some 300 manufacturing and processing concerns have operations in the county, including 35 Fortune 400 firms.

Business Strategy

NBG Bank's philosophy will be to operate as a community bank emphasizing prompt, personalized customer services to individuals and businesses that prefer community-oriented banking. More specifically, we plan to implement the following operating strategies:

    We intend to position ourselves as a community bank focused on providing high-quality, personalized service. We hope to establish and grow our customer base by attracting customers whose banking relationships have been disrupted by the ongoing consolidation of the banking industry.

    We will strive to hire a highly-trained and seasoned staff that can respond to individual customer needs, although this may result in higher personnel costs than typically experienced by similar financial institutions.

    We will capitalize on NBG Bank's senior management's extensive experience in the banking industry as well as substantial business and banking contacts in Hall County. We expect that the directors will bring substantial business and banking contacts to NBG Bank as a result of their experience and involvement. See "Management," on page 17.

    We will structure NBG Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation to attract target customers and increase market share. NBG Bank will strive to offer small businesses, professionals, entrepreneurs and consumers the best loan services available, while charging aggressively for such services and using technology and engaging third-party service providers to perform certain functions at a lower cost to increase fee income.

    We intend for all of our officers and directors to remain active in the Gainesville and Hall County communities, with their continued active community involvement serving to promote NBG Bank and its products and services.

    Our intended location for the main banking facility is highly accessible to both commercial businesses and residential areas, at the corner of Pearl Nix Extension and Dorsey Street in Gainesville, Georgia.

    We will use media services such as local newspapers, radio advertisements during peak driving times, direct mail campaigns, and television to promote NBG Bank's products and services.

Products and Services

NBG Bank will offer a full range of deposit services that are traditionally available at most banks and thrift institutions, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the principal market areas at rates competitive to those offered in the area. In addition, retirement accounts such as Individual Retirement Accounts will be available. NBG Bank will solicit these accounts from individuals, businesses, associations, and governmental authorities.

1. Credit Services

Given the current market needs and the opportunity to enhance activities of existing institutions, the NBG Bank expects to concentrate its credit services in four areas: small to mid size business lending, commercial and residential real estate development, home mortgages and consumer lending.

Small Business Lending. The Bank expects to focus its commercial lending on small to medium size businesses located in or serving NBG Bank's primary service area. NBG Bank considers "small businesses" to include commercial, professional and retail businesses with annual gross sales or less than $15 million of annual operating costs of less than $ 3 million. Commercial lending includes loans to entrepreneurs, professionals, small to medium retail businesses.

Small business products include:

    Working capital and lines of credit;

    Business term loans to purchase fixtures and equipment, for site acquisition or business expansion;

    Inventory, accounts receivable and purchase order financing;

    Construction loans for owner occupied buildings; and

    Leasing and factoring through a third-party vendor. (The vendor has not been identified.)

With the first three product categories, NBG Bank plans to place particular emphasis on loans of less than $500,000, averaging under $300,000.

Within small business lending, NBG Bank plans to focus on niches in the market and, also, expects to offer small business loans utilizing government enhancements such as the Small Business Administration programs.

Real Estate-Related Lending. NBG Bank expects to focus its real estate-related activity in five areas: (1) commercial and residential real estate development loans, (2) home improvement loans, (3) home equity lines, (4) conforming and nonconforming mortgages and (5) owner occupied commercial real estate loans. Real estate-related products include:

  home mortgage loans (conventional, FHA/VA and non-conforming) to 1-4 owner-occupied homes;

  home mortgage loans for manufactured housing;

  home improvement loans;

  acquisition loans, 1-4 unit owner-occupied homes and similar programs with the Federal National Mortgage Program ("Fannie Mae"), and Federal Home Loan Mortgage Corporation ("Freddie Mac");

  home equity loans;

  acquisition and development (A & D) loans for residential and manufactured housing subdivisions, multi-family construction loans;

  construction and permanent lending for investor owned property on a pre-lease basis; and

  construction and permanent lending for commercial (owner occupied) property

Consumer Lending. NBG Bank intends to offer small consumer loans to customers in its primary service area.

Consumer lending products include:

    Home improvement loans,

    Automobile and boat loans, and,

    Installment loans (secured and unsecured).

NBG Bank will offer a full range of short- to medium- term commercial and consumer loans, including both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. NBG Bank will offer government guaranteed loans under the Small Business Administration loan program. After origination of these loans, NBG Bank will sell the guaranteed portion of the loan (approximately 75%) resulting in gains on the sale. In addition, NBG Bank will retain the servicing rights to these loans that will generate servicing income on the portion sold. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. NBG Bank will also offer permanent mortgage loans through an alliance with a mortgage company.

2. Other Services.

In addition to deposit and loan services, NBG Bank will offer banking, cash management services, investment sweep accounts, safe deposit boxes, travelers' checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. NBG Bank will be a member of a network of automated teller machines that may be used by customers in major cities throughout Georgia, the United States and in various cities worldwide. NBG Bank will also offer VISA and MasterCard credit cards and merchant credit card processing to our customers through third party vendors. NBG Bank will be reviewing opportunities for offering Internet banking services and expects to provide appropriate services through third party vendor relationships.

3. Lending Policies

NBG Bank will have an initial legal lending limit of approximately $900,000. The lending strategy of NBG Bank will be to make loans primarily to persons who reside, work or own property in the Hall County market. Unsecured loans normally will be made only to persons who maintain depository relationships with NBG Bank. Secured loans will be made to persons who are well established and have net worth, collateral and cash flow to support the loan.

NBG Bank will provide each lending officer with written guidelines for lending activities. Lending authority will be delegated by the Board of Directors of NBG Bank to loan officers, each of whom will be limited in the amount of secured and unsecured loans which they can make to a single borrower or related group of borrowers. All loans in excess of an amount to be established by the Board of Directors will require the approval of the loan committee of the Board of Directors.

Making loans to businesses to fund working capital is a traditional function of commercial banks. Such loans are expected to be repaid out of the current earnings of the commercial entity, and the ability of the borrower to service its debt is dependent upon the success of the commercial enterprise. It will be NBG Bank's policy to secure these loans with collateral in most cases. Many of NBG Bank's commercial loans will be secured by real estate collateral because such collateral is superior to other types of collateral available to small businesses. Loans secured by commercial real estate, however, particularly if collateral dependent, are subject to certain inherent risks. Commercial real estate may be substantially illiquid, and commercial real estate values are difficult to ascertain and subject to wide fluctuation, depending upon economic conditions.

The inter-agency guidelines adopted by federal bank regulators, including the Comptroller of the Currency, mandate that financial institutions establish real estate lending policies and establishing certain minimum real estate loan-to-value standards. NBG Bank will adopt these federal standards as its minimum standards. These standards require maximum loan-to-value ratios for various types of real estate loans as set forth below, although NBG Bank may make exceptions to the maximum guidelines, which exceptions must be accounted for and tracked.

On at least an annual basis, all significant relationships and a random sampling of other loans will be reviewed by the Loan Committee of the Board of Directors of NBG Bank. Past due loans will be reviewed at least weekly by lending officers and by the senior credit officer, and the Board of Directors will review a summary report monthly.

4. Asset Management Policies

A committee composed of officers and directors of NBG Bank will be charged with managing NBG Bank's assets and liabilities. The committee will attempt to manage asset growth, liquidity and capital in order to optimize income and reduce interest rate risk. The committee will direct NBG Bank's overall acquisition and allocation of funds. At quarterly meetings, the committee will review and discuss the monthly asset and liability funds budget in relation to the actual flow of funds, as well as peer group comparisons; the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities; the ratio of the allowance for loan losses to outstanding and non-performing loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall state of the economy.

The Bank's investment policy will be to optimize income, consistent with liquidity, asset quality and regulatory constraints. The policy will be reviewed from time to time by the Board of Directors of NBG Bank. Individual transactions, portfolio composition and performance will be reviewed and approved monthly by the Board of Directors or a committee thereof. The President of NBG Bank will implement the policy and will report to the full Board of Directors of NBG Bank on a monthly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields and appreciation or depreciation by investment categories.

Correspondent banking involves the provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint.

NBG Bank will be required to purchase correspondent services offered by larger banks, including check collections, services relating to the purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

NBG Bank will sell loan participations to correspondent banks with respect to loans that exceed NBG Bank's lending limit. As compensation for services provided by a correspondent, NBG Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

Competition

The banking business is highly competitive. NBG Bank will compete as a financial intermediary with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage companies and investment banking firms. As of June 30, 1999, there were 37 offices of 12 banks (including two locally-owned banks) operating and reporting deposits in Hall County of $1,654,000,000. Additionally, NBG Bank will compete with other financial institutions in Atlanta and Greenville, and it may also compete with Internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of NBG Bank's competitors actively solicit business from residents of Hall County. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than we will have available. Our profitability will depend on our ability to compete successfully. Some of NBG Bank's competitors have substantially greater resources and lending limits than NBG Bank and provide other services, such as extensive and established branch networks and trust services, that NBG Bank does not expect to provide initially. As a result of these competitive factors, NBG Bank may have to pay higher rates of interest to attract depositors or extend credit with lower interest rates to attract borrowers.

Employees

When we begin operations, NBG Bank will have approximately 12 full-time employees and 1 part-time employee. We do not expect that we will have any employees who are not also employees of NBG Bank.

Gary H. Anderson will be the President and Chief Executive Officer of NBOG and NBG Bank. He will be responsible for day-to-day management and leadership of all facets of NBG Bank's operation, consistent with the mission and goals of NBG Bank, within the policies and guidelines established by NBG Bank's board and consistent with all banking laws and regulations. He will have direct management responsibility for the other officers.

Upon the successful completion of the minimum offering, we intend to hire the following senior officers for NBOG and NBG Bank:

Senior Vice President - Chief Financial Officer ("CFO"): The CFO will be responsible for financial planning and investments in accordance with policies set by the Investment Committee of the Board. The CFO will be responsible for regulatory reporting and financial controls as well as operations at NBG Bank, with direct management responsibility for accounting and operations. The CFO will be a member of the Investment Committee, but not a member of the Board.

Senior Vice President - Chief Lending Officer ("CLO"): The CLO will be responsible for all commercial and consumer lending activities of NBG Bank, within the guidelines and policies established by the Loan Committee. The CLO will have direct management responsibility for commercial and consumer loan officers and staff. The Chief Lending Officer will be a member of the Loan Committee, but not a member of the Board.

Location and Facilities

Upon the successful negotiation of the site purchase, NBG Bank will be located at the corner of Pearl Nix Extension and Dorsey Street in Gainesville, Georgia, operating initially out of a modular temporary office of approximately 2,200 square feet until the permanent facility is completed approximately one year later. The permanent facility will consist of approximately 7,000 square feet and will house NBG Bank's main banking facility and NBOG's headquarters.

MANAGEMENT

Proposed Directors and Executive Officers

The following table sets forth for the initial executive officers and members of the Board of Directors of both NBOG and NBG Bank, (a) names and ages as of August 31, 2000; (b) positions with NBOG and NBG Bank; (c) the number of shares of common stock they intend to purchase in this offering; (d) the percentage of outstanding such number of shares will represent in case of the minimum offering or maximum offering is being sold; and (e) the number of shares subject to warrants that they will receive whey they purchase common stock in this offering.
		Number of Shares and Percentage		Shares subject to Warrants or Options
Name and Age	Position(s) to be Held	Minimum Offering	Maximum Offering
Dr. Phillip W. Moery (52)	Chairman, Class I Director	10,000 (1.54%)	10,000 (1.00%)	10,000
Gary H. Anderson (48)	President and CEO, Class I Director	12,500 (1.92%)	12,500 (1.25%)	24,500(1)
Ann M. Palmour (62) (2)	Vice Chair, Class I Director	15,000 (2.31%)	15,000 (1.50%)	15,000
Paula M. Allen (61)	Class II Director	7,500 (1.15%)	7,500 (0.75%)	7,500
J. Darwin Allison, Jr. (44)	Treasurer, Class II Director	10,000 (1.54%)	10,000 (1.00%)	10,000
Shelley Palmour Anderson (35) (2)	Secretary, Class II Director	10,000 (1.54%)	10,000 (1.00%)	10,000
Kathy L. Cooper (27)	Class III Director	7,500 (1.15%)	7,500 (0.75%)	7,500
Anne L. Davenport (40)	Class III Director	5,000 (0.77%)	5,000 (0.50%)	5,000
Gilbert T. Jones, Sr. (63)	Class III Director	10,000 (1.54%)	10,000 (1.00%)	10,000

(1) Includes an option to purchase up to 12,000 shares to be granted to Mr. Anderson.

(2) Ann M. Palmour is the mother of Shelley Palmour Anderson.

Each of the above has been a director of NBOG since June 20, 2000, and is a proposed director and officer (serving in the same capacity as at NBOG) of NBG Bank. Under our Articles of Incorporation, our directors serve staggered three-year terms, except that each initial Class I director will serve until the 2001 Annual Meeting, each initial Class II director will serve until the 2002 Annual Meeting and each Class III director will serve until the 2003 Annual Meeting. See, "Certain Provisions of the Articles of Incorporation and Bylaws," on page 24.

Each proposed director of NBG Bank will serve until the first shareholders meeting of NBG Bank, which will be held shortly after NBG Bank receives its charter. We, as the sole shareholders of NBG Bank, will nominate each proposed director to serve as director of NBG Bank at that meeting to serve for a one-year term ending on the date of the Annual Meeting of our shareholders.

The residential addresses of the above-named directors and executive officers are as follows:

Name Phillip W. Moery Gary H. Anderson Ann M. Palmour Paula M. Allen J. Darwin Allison, Jr. Shelley Palmour Anderson Kathy L. Cooper Anne L. Davenport Gilbert T. Jones, Sr.

Residential Address
3614 Hanover Drive, Gainesville, Georgia 30506
4006 Covey Trail, Oakwood, Georgia 30566
255 Sorrento Drive, Gainesville, Georgia 30506
1035 Farmhouse Road, Gainesville, Georgia 30506
2513 Bridgewater Drive, Gainesville, Georgia 30506
765 Holly Drive, Gainesville, Georgia 30501
4543 Union Church Road, Flowery Branch, Georgia 30542
3405 Nancy Creek Road, Gainesville, Georgia 30506
5718 Jim Crow Road, Flowery Branch, Georgia 30542

The business experience of each of the directors and executive officers is described below.

Phillip W. Moery has served as the Distinguished Callaway Professor of Economics and Finance at Brenau University in Gainesville, Georgia, since 1989. Dr. Moery is the Vice-Chairman of the Atlanta Economics Foundation, past president of the Atlanta Economics Club. Dr. Moery holds a Ph.D. in economics from the George Washington University in Washington, DC.

Gary H. Anderson was an organizer, founding Director, President and CEO of Southern Heritage Bank in Oakwood, Hall County, Georgia, from 1997 to April 2000 and served as City Vice President of SunTrust Bank of Northeast Georgia, Gainesville, from 1981-1996. Overall, he has over 26 years of banking and lending experience in Hall County, Georgia. Mr. Anderson is a graduate of Gainesville College and The C & S Commercial Lending School.

Ann M. Palmour has been the owner of Palmour Properties, a real estate development company, since 1976. She has also served as Vice President of Cycle Products, a family owned motorcycle dealership, since 1997. She has been a member of the Junior League of Hall County for ten years and currently holds the position of Sustainer.

Paula M. Allen has been a principal of Allen & Associates, Inc., a real estate investment and management company, since 1973. She has served as President of Advance Study Club, Gateway Garden Club and North Georgia Doll Collectors' Club.

J. Darwin Allison, Jr. has served as President and Chief Executive Officer of A-1 Vaccinating, Inc., a poultry vaccinating company, since 1980. He is also a part owner of a real estate development company.

Shelley Palmour Anderson has served as President and been the owner of Shelley Palmour Insurance Agency, a State Farm insurance agency since 1990. She has served as a Trustee for the Gainesville College Foundation, Board member of the Quinlan Art Center and Associate Director and Ambassador for the Greater Hall Chamber of Commerce.

Kathy L. Cooper has served as the President of Cooper Family Enterprises, which owns and operates two poultry operations, a cattle farm, a Christmas tree farm/trim shop, a grading company and several multi-family rental properties, since 1985.

Anne L. Davenport has served as Vice President of Matthews Printing Company, a fifty-one year old commercial offset printing company, since 1984. She serves on the Board of Directors of the local American Heart Association of Hall County and on the Advisory Board to Prevent Child Abuse in Gainesville.

Gilbert T. Jones, Sr. has owned Great Southern Resource & Investment, Inc., a development and construction company, since 1985, retiring from active management in 1994. He has been semi-retired since 1994 but is still active in farming and investments. He has a LL.B. from the Woodrow Wilson College of Law.

Committees of the Boards of Directors

Our Board of Directors will establish the committees described below and may add additional committees as are necessary. The members of each committee will be the same for NBG Bank as they are for us.

  The Asset and Liability Management Committee will provide guidance to NBOG and NBG Bank in balancing the yields and maturities in loans and investments to deposits. The committee will be comprised of members of the Board of Directors and the officers. The Chairman will be selected by the Board of Directors.

  The Audit and Compliance Committee will recommend to the Board of Directors the independent public accountants to be selected to audit NBOG's and NBG Bank's annual financial statements and will approve any special assignments given to the independent public accountants. The Audit and Compliance Committee also reviews the planned scope of the annual audit, any changes in accounting principles, and the effectiveness and efficiency of NBOG's and NBG Bank's internal accounting staff. Additionally, the Audit and Compliance Committee will provide oversight to NBOG's and NBG Bank's compliance with regulatory rules and regulations, including the Community Reinvestment Act. The committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

  The Compensation Committee will establish remuneration levels for officers of NBOG and NBG Bank, review management organization and development, review significant employee benefit programs, and establish and administer executive compensation programs, including, at the Board's discretion, the 2000 Stock Option Plan as described below. The committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

  The Loan Committee will review any loan request made by a potential borrower over a certain credit threshold for compliance with NBG Bank's lending policies and federal and state rules and regulations governing extensions of credit and decide whether to extend credit to the potential borrower. The committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

Limitation on Directors' Liability

NBOG's Articles of Incorporation contain a provision which, in accordance with Georgia law, eliminates or limits the personal liability of directors to NBOG and its shareholders for monetary damages for certain breaches of their duty of care or other duty. This provision provides that a director will not be personally liable for monetary damages for a breach of his or her duty of care or other duty as a director, except for liabilities for:

    any appropriation, in violation of the director's duties, of any business opportunity of NBOG;

    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    authorization of improper dividends or redemptions; or

    any transaction from which the director derived an improper personal benefit.

Liability for monetary damages remains unaffected by that provision if liability is based on any of these grounds. Liability for monetary damages for violations of Federal securities laws would also remain unaffected. The provision does not eliminate a director's fiduciary duty, nor does it preclude a shareholder from pursuing injunctive or other equitable remedies. The provision was prompted in part by adverse changes in the cost and availability of director and officer liability insurance and by a concern that corporations would encounter difficulties in attracting and retaining qualified directors. We believe this provision in is essential to maintain and improve our ability to attract and retain competent directors.

We are advised that, insofar as indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act of 1933, and the rules and regulations thereunder, that type of indemnification is against public policy and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

2000 Compensation

As stated below, Gary H. Anderson, our Chief Executive Officer and President and sole employee, has been receiving a salary only since August 1, 2000.

Summary Compensation Table for 2000
	Annual Compensation			Long-Term Compensation
		Other Annual Compensation		Securities Restricted Stock Award(s)	Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Name and Principal ($) Position	Salary ($)	Bonus ($)	($)
Gary H. Anderson President and CEO	$41,665	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreement

Effective September 1 2000, we entered into an employment agreement with Mr. Anderson regarding his employment as our President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Anderson will receive a salary of $100,000 per year through the remainder of 2000, $105,000 per year beginning January 1, 2001 and until NBG Bank opens for business, and $125,000 per year thereafter. At the end of each year of operation after NBG Bank becomes profitable, he may receive a cash bonus subject to our exceeding certain performance targets which shall be determined annually by the Compensation Committee. We have granted Mr. Anderson stock options to purchase 12,000 shares, exercisable in installments of 2,400 shares over five years, beginning with the first day of the fiscal year in which NBG Bank becomes profitable on a cumulative basis. The exercise price is equal to the greater of the common stock's book value as of the beginning of each fiscal year or $10.00. We will also provide him with an automobile allowance of $500 per month, and such other benefits which are commensurate with his responsibilities and position.

The initial term of Mr. Anderson's employment commenced on September 1, 2000, and will continue until August 31, 2005. At the end of the initial term of employment and at the end of each succeeding twelve-month period, the agreement will be extended for a successive twelve-month period unless either party provides notice of his or its intent not to extend the agreement. If this offering is unsuccessful and we abandon our organizational efforts, neither we nor NBG Bank will have any further obligations under the agreement. Mr. Anderson also may be terminated by NBG Bank and NBOG for "cause" (as defined in the agreement) and upon Mr. Anderson's death or "complete disability" (as defined in the agreement).

If Mr. Anderson is terminated other than for cause, we will be required to pay the compensation due under the agreement for a period of twelve months. In case Mr. Anderson's employment is terminated (other than for cause) within the first year after the occurrence of a change of control of NBG Bank, Mr. Anderson will be entitled to twelve months salary. If his employment is terminated (other than for cause) at a date which is more than one year after a change of control, Mr. Anderson will be entitled to twelve months salary for each year of employment with us, not to exceed three (3) years. Mr. Anderson will be prohibited from being employed in the banking business within Gainesville and Hall County for a period of twelve months from the date of termination for cause and six months from the date of termination for other than cause.

Directors' Compensation

The directors of NBOG and NBG Bank will not be compensated separately for their services as directors until net profits of NBOG and NBG Bank exceed our net losses since inception on a cumulative basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Organizers' Shares and Warrants

The organizers, who comprise our Board of Directors, intend to subscribe for 87,500 shares in this offering. They may, but are not obligated to, purchase additional shares if it is necessary to complete the minimum offering. Shares purchased in this offering by directors are being purchased for investment purposes and not for resale.

In recognition of the risk of loss to the directors of their equity investment and having to repay the pre-opening loan if the offering is not successful, as well as an incentive for them to serve as directors, each director will receive one warrant for each share purchased. Each warrant will entitle the organizer to purchase, at any time within ten years from the date NBG Bank opens for business, an additional share at $10.00 per share.

The warrants are not immediately exercisable. The right to exercise the warrants will vest for one-third (1/3) of the shares covered by the warrants on each anniversary of the date NBG Bank opened for business so long as the organizer has served continuously as a director of NBOG and NBG Bank from its opening until the particular anniversary and has attended a minimum of 75% of the Board of Directors meetings during the period. However, all the warrants will become vested upon the change in control of NBG Bank, or a sale by NBG Bank of all or substantially all its assets. Whether the grant of warrants will occur at all, and the terms of the warrants, are still to be approved by the FDIC. One of the conditions for FDIC's approval is likely to be that NBOG has the right, upon notice from any regulatory authority, to require immediate exercise or forfeiture of the warrants if, in the Board of Directors' opinion, the exercise is reasonably necessary in order to inject additional capital into NBG Bank.

The organizers will have received the warrants as consideration for taking financial risks and for serving as directors without compensation until NBG Bank is profitable. We anticipate that the organizers will be involved in the offering; however, the number of warrants to which each organizer becomes entitled will not be based on the number of shares sold by the organizer in the offering, but on the number of shares purchased by the organizer in the offering. Accordingly, the warrants should not be construed as compensation to the organizers for purposes of Rule 3a4-1 under the Securities Exchange Act.

NBOG 's 2000 Stock Option Plan

NBOG's 2000 Stock Option Plan provides us with the flexibility to grant the stock incentives described in this section of the prospectus to key employees, officers and directors of NBOG and NBG Bank for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ of, NBOG or NBG Bank. The Board of Directors has reserved for issuance under the plan that number of shares which is equal to 20% of the shares sold in this offering. The number of shares reserved for issuance may change in the event of a stock split, recapitalization, or similar event as described in the plan. The Board of Directors has the authority to amend, suspend or terminate the plan at any time.

Our Board of Directors will administer the plan; however, the Board may delegate administration to its Compensation Committee. (In that event, the Board will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect, and Rule 16b-3 under the Securities Exchange Act of 1934, as currently in effect, when appointing members to the Compensation Committee.) The Board or, as the case may be, the Compensation Committee, will have the authority to grant awards under the plan, and to adopt, amend and repeal such administrative rules, guidelines and practices relating the plan as it will deem advisable.

The plan permits the Board (or its delegate) to grant stock options to eligible persons on an individual basis to purchase common stock of the Company. The Board (or its delegate) determines, within the limits of the plan, the number of shares of common stock to be covered by each option, the exercise price and the conditions and limitations applicable to the exercise of each option. A holder of a stock option generally may not transfer such option during his or her lifetime, except as the Board (or its delegate) may otherwise determine.

The plan provides for incentive stock options and non-qualified stock options. The Board (or its delegate) will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by a stock option agreement describing the material terms of the option. The Board (or its delegate) will establish the exercise price at the time it grants each option, and it will specify the terms and conditions of the option in the option agreement.

The terms of particular stock option awards may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with NBOG or NBG Bank, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of us. Stock option awards may grant exercise, conversion, or settlement rights to a holder's estate or personal representative if the holder dies or becomes disabled. The Board (or its delegate) will determine the effect on an option of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a participant.

The plan provides for a substitution of outstanding options with options issued by the acquiring company in case NBOG is acquired in a merger, consolidation or share exchange. Unless the terms of the particular stock option award provide otherwise, all outstanding options become immediately exercisable upon the occurrence of certain "change in control" events, including if any such event is also a merger, consolidation or share exchange in which NBOG is the acquired company.

The plan is subject to approval by our shareholders at our next Annual Meeting.

Lending and Other Matters

We anticipate that our directors and officers, and the businesses and other organizations with which they are associated, will have banking transactions in the ordinary course of business with NBG Bank. It will be the policy ofNBG Bank that any loans or other commitments to those persons or entities will be made in accordance with applicable law and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons or entities of similar standing. All future transactions with affiliates will be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of directors including a majority of disinterested directors.

In addition, each loan by NBG Bank to any officer, director or controlling person of NBG Bank or any of its affiliates may be made only in compliance with the following conditions:

The loan

    will be evidenced by a promissory note naming NBG Bank as payee and will contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in NBG Bank's locale;

    will be repaid according to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made to non-affiliates in NBG Bank's locale;

    will be made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in NBG Bank's locale, show the loan to be collectible and the borrower a satisfactory credit risk;

    and the purpose of the loan and the disbursement of proceeds are reviewed and monitored in a manner comparable to that normally used by other commercial lenders for similar loans made I the Bank NBG Bank's locale.

Consulting Agreements

On September 29, 2000, we entered into an agreement with Southeast Financial Holdings, Inc. ("SFHI") pursuant to which SFHI will render consulting services to us in connection with the offering. Under this agreement, we will pay SFHO an initial fee of $5,000, payable at the inception, and a monthly fee of $15,000 for each month, beginning on October 23, 2000, of the agreement's duration, and will reimburse SFMHI for reasonable expenses incurred in connection with its services, not to exceed $500 per month. The term of this agreement is one month, but may be extended at our discretion.

On May 31, 2000, we entered into a consulting agreement with Bank Resources, Inc. Under the consulting agreement, Bank Resources, Inc. has assisted in the preparation of the charter application and the application for FDIC deposit insurance for NBG Bank. It has also prepared the business plan and policies and procedures manual for NBG Bank. Bank Resources, Inc. will also assist in the preparation of NBOG's and NBG Bank's applications to the Federal Reserve and the Georgia Department.

Under the consulting agreement, we will have paid Bank Resources, Inc. the aggregate of $42,500 in fees, as of the opening of NBG Bank for business.

DESCRIPTION OF CAPITAL STOCK OF NBOG

Common Stock

Our Articles of Incorporation authorize us to issue up to 50,000,000 shares of common stock, no par value, of which up to 1,000,000 shares will be issued pursuant to this offering. As of the date of this prospectus, up to 200,000 shares of common were reserved for issuance upon the exercise of stock options to be issued under the 2000 Stock Option Plan and 87,500 shares of common stock will be reserved for issuance upon the exercise of the warrants to be issued to the organizers. Prior to the offering of the common stock pursuant to this prospectus, there will have been only two holders of the outstanding shares of NBOG common stock, Gary H. Anderson and Philip W. Moery.

All shares of common stock will be entitled to share equally in dividends from legally available funds, when and if declared by the Board of Directors. Upon our voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of our assets that are available for distribution to the shareholders. We do not anticipate that we will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire our authorized but unissued capital stock whenever we issue new shares of capital stock. No cumulative voting, redemption, sinking fund, or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering will be fully paid and non-assessable.

No public trading market currently exists for our common stock and we do not believe a public trading market is likely to develop for our common stock. We are not obligated and we do not intend currently to apply for quotation of our common stock on the NASDAQ stock market or for listing of our common stock on any national securities exchange.

Preferred Stock

Our Articles of Incorporation also authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock, no par value. The Board of Directors may determine the terms of the preferred stock. Preferred stock may have voting, dividend, conversion, exchange, redemption, and other rights, subject to applicable law and determination by the Board of Directors. We have not issued any preferred stock. We will not issue preferred stock to the organizers except on the same terms as it is offered to all other existing shareholders or to new shareholders. Although we have no present plans to issue any preferred stock, ownership and control by the holders of the common stock would be diluted if we were to issue preferred stock that had voting rights.

The existence of preferred stock could impede a takeover of us without the approval of our shareholders. This is because the Board of Directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of us through a proxy contest, tender offer, merger, or otherwise. In addition, the issuance of shares of preferred stock with voting rights could adversely affect the rights of the holders of common stock and, in certain circumstances, issuances of preferred stock could decrease the market price of the common stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

General

The provisions of NBOG's Articles of Incorporation and Bylaws described below will have an "anti-takeover" effect. We believe that the provisions described below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that may not be negotiated with and approved by the Board of Directors. We believe that it is in the best interest of NBOG and our shareholders to encourage potential acquirers to negotiate directly with the Board and that these provisions will encourage negotiations and discourage hostile takeover attempts. It is also our view that these "anti-takeover" provisions should not discourage persons from proposing an acquisition or other transaction at prices reflective of the true value of NBOG that is in the best interest of all shareholders. To be sure, the Board of Directors has a fiduciary obligation to act in the best interest of the shareholders and NBOG in determining corporate action without regard to these provisions.

Directorships

Our Board of Directors is divided into three classes that must be as close to equal in size as possible. The members of each class serve three-year terms with each class being elected in successive years. Our Bylaws provide that the size of the Board of Directors, within the seven to twenty-one member range specified in the Articles of Incorporation, may be increased or decreased only by a majority vote of the directors then in office. The Articles of Incorporation provide that any vacancies occurring on the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office.

Removal of Directors

Our Articles of Incorporation provide that no director may be removed except for cause and then only by the vote of holders of at least two-thirds of the outstanding voting stock entitled to vote. However, if two-thirds of the directors then in office approve the removal, then the vote of the holders of only a majority of the outstanding voting stock is required to remove a director.

Special Meetings of Shareholders

Our Articles of Incorporation provide that a special meeting of shareholders may be called by the Chairman of the Board, by a majority vote of the directors then in office or by the holders of at least 25% of the outstanding voting stock.

Approval of Certain Business Transactions

Our Articles of Incorporation provide that the vote of holders of at least two-thirds of the outstanding voting stock is required to approve certain mergers, consolidations or dispositions of assets of NBOG or any of its subsidiaries. However, if the proposed transaction is approved by the vote of at least two-thirds of the directors then in office, then the vote of holders of only a majority of the outstanding voting stock is required to approve the transaction.

Amendment of the Articles of Incorporation and Bylaws

Our Articles of Incorporation authorize the alteration, amendment or repeal of certain Articles by the affirmative vote of holders of at least two-thirds of the outstanding voting stock. However, if the proposed action is approved by a vote of at least two-thirds of the directors then in office, then the vote of holders of only a majority of the outstanding voting stock of the Company is required to approve the action. The alteration, amendment or repeal of other Articles requires approval by the holders of only a majority of the outstanding voting stock.

Our Articles of Incorporation provide that the Bylaws may be altered, amended or repealed, or new Bylaws adopted, by the Board of Directors or the shareholders at a duly constituted meeting. This action by the Board of Directors requires the vote of two-thirds of directors then in office. This action by the shareholders requires the affirmative vote of holders of at least two-thirds of the outstanding voting stock.

Preferred Stock

The preferred stock, which could be issued in one or more series and with appropriate voting, conversion or other rights, could discourage possible acquirers from making a tender offer or other attempt to gain control of us.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the maximum offering, 1,000,000 shares of our common stock will be issued and outstanding. These shares of common stock will be freely tradable without restriction, except that our "affiliates" must comply with the resale limitations of Rule 144 under the Securities Act of 1933, as currently in effect. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers, and principal shareholders. A total of 87,500 shares will be owned directly or indirectly by our affiliates upon completion of the offering and will be eligible for public sale pursuant to Rule 144.

Purchasers of common stock in this offering or on the open market may resell those shares immediately, although our affiliates will be subject to the volume and other limitations of Rule 144. In general, under Rule 144, as currently in effect, affiliates will be entitled to sell within any three month period a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to certain manner of sale provisions, a notice requirement, and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

We intend to issue warrants to purchase up to a total of 87,500 shares of common stock. We also intend to grant options to purchase up to a total of 200,000 (assuming the maximum offering is sold) shares of common stock under our 2000 Stock Option Plan. We do not intend to register the shares issuable upon exercise of warrants and options granted under the plan. As a result, these shares will be restricted and will be eligible for resale in the public market without restriction after a one-year holding period and subject to the requirements of Rule 144 as such requirements apply to persons who are not our affiliates and to persons who are then our affiliates, as the case may be.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

The following discussion of statutes and regulations that apply to bank holding companies and banks is a summary thereof and is qualified in its entirety by reference to such statutes and regulations.

General

We are in the process of becoming a registered bank holding company subject to regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as currently in effect. We are required to file financial information with the Federal Reserve periodically and are subject to periodic examination by the Federal Reserve.

The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

    it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control;

    it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of a bank; and

    it may merge or consolidate with any other bank holding company.

In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases; performing certain data processing services; acting as fiduciary or investment or financial advisor; providing brokerage services; underwriting bank eligible securities; underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and making investments in corporations or projects designed primarily to promote community welfare.

We must also register and file periodic information with the Georgia Department. As part of this registration, the Georgia Department requires information regarding our financial condition, operations, management, and inter-company relationships and the financial condition, operations, management, and inter-company relationships of our subsidiary banks. The Georgia Department may also require other information that is necessary to insure that provisions of Georgia law and the regulations and orders issued by the Georgia Department of Banking and Finance have been complied with, and the Georgia Department of Banking and Finance may examine us and our subsidiary banks.

We are an "affiliate" of NBG Bank under the Federal Reserve Act which imposes certain restrictions on loans by NBG Bank to us,

    NBG Bank's investment in our stock or securities,

    NBG Bank's taking the stock or securities of an "affiliate" as collateral for loans by NBG Bank to a borrower and

    NBG Bank's purchase of assets from us.

Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services.

The Bank will be a national bank chartered under the National Bank Act and will be subject to the supervision of, and is regularly examined by, the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency regulates or monitors all areas of NBG Bank's operations and activities, including reserves, loans, mergers, issuance of securities, payments of dividends, interest rates, and establishment of branches. Interest and certain other charges collected or contracted for by NBG Bank are also subject to state usury laws or federal laws concerning interest rates. A bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly-controlled institution.

The Bank will be insured by the FDIC. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law if an insured bank is closed without adequate provisions having been made to pay claims of depositors, acting as a receiver of state banks placed in receivership when appointed receiver by state authorities, and preventing the development or continuance of unsound and unsafe banking practices.

Payment of Dividends

We are a legal entity separate and distinct from NBG Bank. The principal source of our revenues will be dividends that NBG Bank pays to us as its sole shareholder. Statutory and regulatory limitations apply to NBG Bank's payment of dividends to us, as well as to our payment of dividends to our shareholders.

As a national bank, NBG Bank is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by the Board of Directors in any year will exceed the total of NBG Bank's net profits (as defined and interpreted by regulation) for that year, plus

    NBG Bank's retained net profits (as defined and interpreted by regulation) of the preceding two years, less any required transfers to surplus.

The payment of dividends by NBOG and NBG Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the unsafe or unsound practice. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of a bank's total capital in relation to its assets, deposits and such items. Capital adequacy considerations could further limit the availability of dividends to NBG Bank.

Monetary Policy

The results of operations of NBG Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings, and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of NBG Bank.

Capital Adequacy

The Office of the Comptroller of the Currency and the Federal Reserve have implemented risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have a minimum level of total capital (as defined) to risk-weighted assets of 8%;

    a minimum Tier 1 Capital (as defined) to risk-weighted assets of 4%; and

    a minimum shareholders' equity to risk-weighted assets of 4%.

In addition, the Federal Reserve and the Office of the Comptroller of the Currency have established a minimum 3% leverage ratio of Tier 1 Capital to total assets for the most highly-rated banks and bank holding companies. "Tier 1 Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles. The Federal Reserve and the Office of the Comptroller of the Currency will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than 3% if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve or the Office of the Comptroller of the Currency. The Federal Reserve and the Office of the Comptroller of the Currency use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies. The capital adequacy standards also provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain greater capital for the risk.

In addition, NBG Bank is subject to the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991. The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

The Office of the Comptroller of the Currency and the Federal Reserve have adopted regulations implementing the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which place financial institutions in the following five categories based upon capitalization ratios:

    a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%;

    an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 4%;

    an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 4%;

    a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and

    a "critically undercapitalized" institution has a leverage ratio of 2% or less.

Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The Federal Reserve regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

LEGAL MATTERS

Dinur & Associates, P.C., Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Our financial statements as of August 31, 2000, and for the period from November 2, 1999 through August 31, 2000, included in this prospectus, have been examined by Francis & Company, CPA's, independent public accountants, as stated in their opinion, and have been so included in reliance upon the opinion, which has been rendered upon the authority of the firm as expert in accounting and auditing.

REPORTS TO SHAREHOLDERS

Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if, at the beginning of the year, the common stock is held of record by less than 300 persons.

At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department. NBOG's fiscal year ends on December 31. Additionally, we will also furnish other reports as it may determine to be appropriate or as otherwise may be required by law.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act or 1933, and the rules and regulations thereto, as currently in effect, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to us and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a Web site (htt p://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as NBOG, that file electronically with the Securities and Exchange Commission.

We have filed or will file various applications with the FDIC, the Federal Reserve, the Georgia Department, and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in our related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, the Federal Reserve, the Georgia Department, and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

INDEX TO FINANCIAL STATEMENTS

Francis
& Co., CPAs
Independent Auditors' Report

To the Board of Directors
NBOG Bancorporation, Inc.
Gainesville, Georgia

We have audited the accompanying balance sheet of NBOG Bancorporation, Inc., Gainesville, Georgia (the "Company") a development stage enterprise, as of August 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (November 2, 1999) to August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc, as of August 31, 2000, and the results of its operations and its cash flows for the period from inception (November 2, 1999) to August 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in Note 2, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

/S/ Francis & Co., CPAs

Atlanta, Georgia
September 26, 2000

NBOG Bancorporation, Inc.
(A Development Stage Enterprise)
Balance Sheet
At August 31, 2000
ASSETS	August 31, 2000
Cash Property and equipment, net Deferred registration costs Deposits	$ 3,310 26,122 3,641 11,565
Total Assets	$ 44,638
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities: Notes payable Total current liabilities	$ 91,500 $ 91,500
Long term liabilities	$ - - .
Total liabilities	$ 91,500
Commitments and contingencies (Note 4)

Stockholder's Equity (Note 1):
Preferred Stock, no par value, 10.00 million shares
authorized, no shares issued or outstanding
Common stock, no par value, 50.0 million shares
authorized, no shares issued or outstanding
Stock subscription receivable
(Deficit) accumulated during the development stage

$ - - 200 (200) (46,862)
Total Stockholder's Equity (Deficit)	$ (46,862)
Total Liabilities and Stockholders' Equity (Deficit)	$ 44,638

Refer to notes to the financial Statements

NBOG Bancorporation, Inc.
(A Development Stage Enterprise)
Statement of Operations
For the Period from November 2, 1999 through August 31, 2000
November 2, 1999 through August 31, 2000
Revenues	$ - - .
Expenses: Organizational expenses Salaries and benefits Depreciation expense Interest expense Rental expense Other expenses	$ 24,746 9,924 1,830 2,226 2,010 6,126
Total expenses	$ 46,862
Net (loss)	$ (46,862)

Refer to notes to the financial statements.

NBOG Bancorporation, Inc.
(A Development Stage Enterprise)
Statement of Changes in Stockholders' Equity (Deficit)
From Inception (November 3, 1999) through August 31, 2000
	Common Stock	Stock Subscription Receivable	(Deficit) Accumulated During the Development Stage	Total
Issuance of organizational shares Net loss	$ 200 - -	$ (200) - -	$ - - (46,862)	$ - - (46,862)
Balance, August 31, 2000	$ 200	$ (200)	$ (46,862)	$ (46,862)

Refer to notes to the financial statements.

NBOG Bancorporation, Inc.
(A Development Stage Enterprise)
Statement of Cash Flows
For the Period from November 2, 1999 through August 31, 2000
November 2, 1999 through August 31, 2000

Cash flows from pre-operating activities of the development stage:
Net (loss)
Adjustments to reconcile net (loss) to cash used by
pre-operation activities of the development stage:
Depreciation
Increase in registration costs
Net cash used by pre-operating activities of the development stage

$ (46,862) 1,830 (3,641) $ 48,673
Cash flows from investing activities: Purchase of fixed assets Deposits Net cash used in investing activities	$ (27,952) (11,565) $ (39,517)
Cash flows from financing activities: Borrowings Net cash provided from financing activities	$ 91,500 $ 91,500
Net increase in cash Cash beginning of period Cash, end of period	$ 3,310 - - $ 3,310
Supplemental disclosures of cash flow information:
Cash paid for: Interest	$ 2,226
Non-cash financing activity: Stock subscription receivable	$ 200

Refer to notes to the financial statements.

NBOG Bancorporation, Inc,
(A Development Stage Enterprise)
Notes to Financial Statements
August 31, 2000

Note 1 - Summary of Organization

BOG Bancorporation, Inc., Gainesville, Georgia (the "Company") is a proposed one-bank holding company with respect to a de novo bank, The National Bank of Gainesville (In organization), Gainesville, Georgia (the "Bank"). Prior to the Company's incorporation on June 20, 2000, a group of organizers, on November 2, 1999 formed GSB LLC ("GSB") to facilitate in the initial process of organizing and forming both the Company and NBG Bank. On August 10, 2000, GSB merged with and into the Company. Accordingly, all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by GSB from inception have been transferred to the Company. Consequently, all financial transactions undertaken by GSB from inception until August 10, 2000 are reflected in the Company's financial statements as of and for the period ended August 31, 2000.

The Company filed applications with the Office of the Comptroller of the Currency (the "OCC") to charter NBG Bank and with the Federal Deposit Insurance Corporation (the "FDIC") to insure deposits up to $100,000 per depositor. Once preliminary approvals on the above applications are obtained, applications for prior approval to form a bank holding company will be filed with the Federal Reserve Board (the "FRB"), and with the Georgia Department of Banking and Finance (the "GDBF").

The Company is authorized to issue up to 50.0 million shares of its no par value per share common stock ("Common Stock"). Each share is entitled to one vote and shareholders have no preemptive, cumulative voting or conversion rights. As of August 31, 2000, 20 shares of the Company's common stock have been subscribed to at $10.00 per share.

The Company is also authorized to issue of up to 10.0 million shares of Preferred Stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of Preferred Stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of August 31, 2000, there were no shares of the Company's Preferred Stock issued or outstanding.

The Company intends to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 625,000 and maximum of 1,000,000 shares of its no par value Common Stock (the "Offering"). The sales price for each share of Common Stock is $10.00. All subscription proceeds will be held by an Escrow Agent pending acceptance of subscriptions, completion of the Offering, and the receipt of preliminary approvals from the OCC, FDIC, FRB, and the GDBF. If the sale of the minimum (625,000) shares of Common Stock is not accomplished by the expiration date, as extended, all subscriptions will be canceled and all proceeds returned without interest to the subscribers. If the sale of the minimum (625,000) shares of Common Stock is accomplished and all preliminary regulatory approvals obtained, the Company will capitalize NBG Bank and commence banking operations.

The Company's Articles of Incorporation and Bylaws contain certain provisions that might be deemed to have potential defensive "anti takeover" effects. These certain provisions include: (i) provisions relating to persons authorized to call a special meeting of shareholders; (ii) the ability of the Board of Directors to issue additional shares of authorized Preferred Stock without shareholder approval, thus retaining the ability to dilute any potential acquirer attempting to gain control by purchasing Company stock; (iii) a staggered Board of Directors, limiting the ability to change the members of the Board in a timely manner; and (iv) a provision that requires two-thirds the shareholders to approve mergers and similar transactions, and amendments to the Articles of Incorporation and Bylaws.

NBOG Bancorporation, Inc,
(A Development Stage Enterprise)
Notes to Financial Statements
August 31, 2000

Note 1-Summary of Organization (continued)

The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.

Note 2 - Liquidity and Going Concern Considerations

As of August 31, 2000, the Company had a $500,000 unsecured line of credit to fund its operations from inception (November 2, 1999) until all regulatory approvals are obtained and pending the successful completion of the Offering. As of August 31, 2000, the outstanding balance on the above line of credit is $91,500, the maturity date is July 20, 2001, and the variable interest rate is at prime less 1/2%. The above line of credit is unsecured but is guaranteed by members of the Board of Directors.

Management believes the current available borrowing on the Company's line of credit is adequate to fund the anticipated costs to be incurred by the Company during its development stage, but the funding of banking operations is dependent on obtaining regulatory approvals and the successful completion of the Offering. Also, should the Company exercise the option to acquire the undeveloped lot (more fully described under Note 4) prior to obtaining all regulatory approvals and successfully completing the Offering, it may borrow additional funds to acquire the above lot.

As stated under Note 1, in order to provide permanent funding for its operation, the Company plans to sell a minimum of 625,000 shares of its Common Stock at $10.00 per share in the Offering. Costs related to the organization and registration of the Company's Common Stock will be paid from the gross proceeds of the Offering. Should the Company fail to complete the minimum Offering, the sale of the Company's Common Stock will be terminated and amounts paid by subscribers with their subscriptions will be returned.

Note 3 - Summary of Significant Accounting Policies

Basis of Accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles for a development stage enterprise. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, shareholders' equity (deficit) and net income (loss). Actual results may differ significantly from those estimates. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December 31, effective for the period ended December 31, 2000.

Organizational Expenses. Organizational costs are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational costs generally include incorporation, legal and accounting fees incurred in connection with establishing the Company. In accordance with recent accounting pronouncements, all organizational expenses have been expensed when incurred.

NBOG Bancorporation, Inc,
(A Development Stage Enterprise)
Notes to Financial Statements
August 31, 2000

Note 3 - Summary of Significant Accounting Policies (continued)

Deferred Registration Costs. Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the underwriting and issuance of its own Common Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. In a successful offering, deferred registration costs are deducted from the Company's Common Stock account. Registration costs associated with an unsuccessful offering are charged to operations in the period during which the offering is deemed unsuccessful.

Income Taxes. The Company will be subject to taxation whenever taxable income is generated. As of August 31, 2000, no income taxes had been accrued since no taxable income had been generated.

Basic (Loss) Per Share. Per share data for the period from inception, November 2, 1999 through August 31, 2000 is not included since no shares were outstanding as of August 31, 2000.

Statement of Cash Flows. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short term liabilities.

Note 4 - Commitments and Contingencies

In connection with the Company's formation and the organization of its subsidiary Bank, the Company entered into an agreement with a bank consulting firm to assist it in preparing and filing all applications with the regulatory authorities (OCC, FDIC, FRB, GDBF). The cost of the above services is estimated to approximate $42,500. The Company also engaged a law firm to prepare and file all organizational and incorporation papers, as well as prepare a Registration Statement on Form SB-2. An accounting firm was engaged as well to audit and express an opinion on the Company's financial statements as of and for the period ended August 31, 2000. The law firm as well as the accounting firm are compensated for services rendered based on time spent to perform the services and the hourly rates of personnel involved.

On June 1, 2000 the Company entered into a one-year agreement to lease an office space from which it currently operates. The rental fee is $670 per month. This is a related-party transaction as the owner of the office space serves on the Company's Board of Directors.

On August 22, 2000, the Company entered into an employment agreement (the "Agreement") with the president and chief executive officer (the "CEO") of both, the Company and NBG Bank. The Agreement is effective on September 1, 2000 and covers a period of five years. At the end of the initial term of employment and at the end of each succeeding twelve-month period, the Agreement will be extended for a successive twelve-month period unless either party provides notice of its intent not to extend the Agreement. The CEO %ill receive a salary of $ 1 00,000 per year through the remainder of calendar year 2000, $105,000 per year beginning January 1, 2001 and until NBG Bank opens for business, and $125,000 per year thereafter. For each year after NBG Bank becomes profitable, the CEO may receive a cash bonus subject to attainment of certain performance criteria. Additionally, the CEO was granted 12,000 options to acquire 12,000 shares of the Company's Common Stock at an exercise price of $10.00 per share or book value per share, whichever is greater. The options are exercisable equally over five years beginning with the first day of the fiscal year in which NBG Bank becomes cumulatively profitable. In the event the Offering is unsuccessful and the Company abandons its efforts in establishing NBG Bank, the Agreement is terminated without further obligations. The CEO may be terminated for "cause" or "complete disability", as defined in the Agreement. In the event the CEO is terminated other than for "cause", he is entitled to compensation for a period of twelve months. As of August 31, 2000, the CEO was paid approximately $8,333 for services rendered during calendar year 2000.

NBOG Bancorporation, Inc,
(A Development Stage Enterprise)
Notes to Financial Statements
August 31, 2000

Note 4 - Commitments and Contingencies (continued)

In consideration of $11,325 paid to optionor (the seller), the Company executed an option agreement to purchase a 1.03 acres of undeveloped land for $225,000. If the Company purchases the above land, the $11,325 in consideration paid for the option will be applied to the purchase price. The option which expires on January 29, 2001, is contingent upon the successful rezoning of the property to "general business". The Company intends to construct its main banking office on the above property.

Note 5 - Related Party Transactions

Members of the Board of Directors intend to subscribe for 87,500 shares of the Company's Common Stock. For each of the above shares acquired, members of the Board of Directors will receive a warrant. A warrant entitles its holder to purchase, at any time within ten years from the date NBG Bank opens for business, an additional share of the Company's Common Stock for $10.00. These warrants will vest for one-third (1/3) of the shares covered by the warrants on each anniversary of the date NBG Bank opened for business so long as the director has served continuously as a director of the Company/Bank from opening date until the particular anniversary and has attended a minimum of 75% of the Board's meetings. In the event of a change in control, the above warrants will vest immediately. The warrants may be subject to conditions imposed by the Company/Bank regulators.

The Board of Directors approved the proposal for the 2000 Stock Option Plan (the "Proposed Plan"), which Proposed Plan is subject to shareholders' approval at the next annual meeting. The maximum number of options in the Proposed Plan will not exceed twenty percent (20%) of all shares to be sold in this Offering. The Proposed Plan permits the Board to grant stock options to eligible persons (employees and members of the Board) subject to conditions imposed by the Board.

Please refer to Note 2 concerning the $500,000 line of credit guaranteed by members of the Board.

Please refer to Note 4 concerning the Agreement with the CEO.

Please refer to Note 4 concerning the lease agreement with a member of the Board.

Please refer to Note 1 concerning the merger of GSB with and into the Company.

Note 6 - Subsequent Events

The applications with the OCC to charter NBG Bank and with the FDIC to insure the deposits up to $100,000 per depositor were filed on September 25, 2000.

The option agreement to acquire the 1.03 acres on which the Company intends to construct its main banking facility was executed on September 11, 2000.

TABLE OF CONTENTS
Summary Information	2
Risk Factors	2
Cautionary Statement About forward-Looking Statements	6
The Offering	6
Use of Procees	8
Capitalization	9
Dividends	10
Management's Discussion and Analysis of Financial Condition and Plan of Operations	10
Proposed Business of NBOG and NBG Bank.	12
Management	17
Executive Compensation	20
Certain Relationships and Related Transactions	21
Description of Capital Stock of NBOG	23
Certain Provisions of the Articles of Incorporation and Bylaws	24
Shares Eligible for Future Sale	25
Supervision and Regulation	26
Legal Matters	28
Experts	29
Reports to Shareholders	29
Additional Information	29
Index to Financial Statements	F-1

UNTIL ____________, 2000, (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL SALES AGENTS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE SALES AGENT'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

1,000,000 SHARES

NBOG BANCORPORATION, INC.

A PROPOSED BANK HOLDING COMPANY

FOR

THE NATIONAL BANK OF GAINESVILLE
(proposed)

COMMON STOCK

PROSPECTUS

_______________, 2000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the applicable provisions of the laws of Georgia, the Registrant's Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the Board of Directors of the Registrant or a committee duly designated thereby, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

In addition, Article 9 of the Registrant's Bylaws, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive of other equitable relief not involving monetary damages. Finally, Article 9 of the Articles of Incorporation provide that directors shall not be held personally liable to us or out shareholders for monetary damages for breach of his or her duty of care or duty to the extent permitted by the Georgia Business Corporation Code.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses of the sale of Registrant's common stock, no par value, are as follows:

Securities and Exchange Commission Registration Fee	$2,640
Legal Fees and Expenses	49,500
Accounting Fees and Expenses	3,500
Printing and Engraving Expenses	6,500
Mail and Distribution	1,500
Offering Consultant's Fees and Expenses	61,250
Miscellaneous	25,110
Total	150,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On June 20, 2000, the Registrant issued to Mr. Gary H. Anderson and Dr. Phillip W. Morey, in a private placement, 10 shares each of the Registrant's common stock, no par value per share, for an aggregate price of $100.00 per person in connection with our organization. The sales were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because they were transactions by an issuer that did not involve a public offering.

ITEM 27. EXHIBITS.
Exhibit Number	Description
3(i)	Articles of Incorporation
3(ii)	Bylaws
3(iii)	Certificate of Merger
4(i)	See Exhibits 3(i) and 3(ii) for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the common stock
4(ii)	Form of common stock certificate of NBOG Bancorporation, Inc.
5	Legal Opinion of Dinur & Associates, P. C.
10(i)	Option to purchase the main banking office property, dated September 11, 2000
10(ii)	Employment Agreement dated August 22, 2000, among The National Bank of Gainesville (In Organization), NBOG Bancorporation, Inc. and Gary H. Anderson
10(iii)	Promissory Note dated August 31, 2000, from NBOG Bancorporation, Inc. to The Bankers Bank
10(iv)	Form of NBOG Bancorporation, Inc. Organizers' Warrant Agreement
10(v)	NBOG Bancorporation, Inc.'s 2000 Stock Option Plan
10(vi)	Escrow Agreement dated as of September 29, 2000, between NBOG Bancorporation, Inc. and The Bankers Bank
10(vii)	Agreement commencing October 23, 2000, between NBOG Bancorporation, Inc. and Southeast Financial Holding, Inc.
10(viii)	Letter agreement dated May 31, 2000, between NBOG Bancorporation, Inc. and Bank Resources, Inc.
23(i)	Consent of Francis & Co., CPAs
23(ii)	Consent of Dinur & Associates, P.C. (contained in Exhibit 5)
24	Power of Attorney (Reference is made to page II-4)
27.1	Financial Data Schedule (for SEC use only)
99.1	Subscription Agreement

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

The Registrant hereby undertakes as follows:

(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time and Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. ~~1~~2 to Registration Statement to be signed on its behalf by the undersigned in the city of Gainesville, Georgia, as of November ~~9,~~15, 2000.

NBOG BANCORPORATION, INC.

By: /S/ Gary H. Anderson_____________
Gary H. Anderson
President and Chief Executive Officer and as attorney-in fact for each of the Directors and Officers of NBOG Bancorporation, Inc. pursuant to the Power of Attorney filed with the original Registration Statement